UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 24, 2013

WesBanco, Inc.
 (Exact name of registrant as specified in its charter)

West Virginia	000-08467	55-0571723
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

1 Bank Plaza, Wheeling, WV	26003
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code       (304) 234-9000

Former name or former address, if changed since last report  Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b)  On October 24, 2013, WesBanco, Inc. (“WesBanco”) announced the upcoming retirement of Paul M. Limbert, President and Chief Executive Officer of WesBanco and WesBanco Bank, Inc. (the “Bank”), effective April 30, 2014.  Mr. Limbert will remain a member of the Board of Directors of WesBanco and its Executive Committee upon his retirement.

(c)  On October 24, 2013, WesBanco also announced that, effective November 4, 2013, Todd F. Clossin will join WesBanco and the Bank as Executive Vice President and Chief Operating Officer of WesBanco and the Bank.  Mr. Clossin, age 52, most recently served as the Executive Vice President and Chief Administrative Officer of Fifth Third Bank, Cincinnati, Ohio.  Mr. Clossin also served as President and Chief Executive Officer, Fifth Third Bank, Midwest and MidSouth Regions from 2010 to 2011, President and Chief Executive Officer, Fifth Third Bank, Midwest and Florida Regions from 2009 to 2010, President and Chief Executive Officer, Fifth Third Bank, Midwest Region from 2006 to 2009, President and Chief Executive Officer, Fifth Third Bank, North Ohio Region from 2004 to 2006 and President and Chief Executive Officer, Fifth Third Bank, Tennessee from 2001 to 2004.

There are no family relationships among Mr. Clossin and any of WesBanco’s directors or executive officers and, other than as set forth herein, there are no arrangements or understandings between Mr. Clossin and any other persons pursuant to which Mr. Clossin was appointed as an executive officer of WesBanco. There have been no transactions or proposed transactions regarding Mr. Clossin that are required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Mr. Clossin entered into an employment agreement with the Bank and WesBanco, effective November 4, 2013 (the “Agreement”), in connection with Mr. Clossin’s appointment as Executive Vice President and Chief Operating Officer of WesBanco and the Bank.  As provided in the Agreement, Mr. Clossin’s base salary will be no less than $400,000 per year and he will be eligible to participate in WesBanco’s Key Executive Incentive Bonus, Option and Restricted Stock Plan (the “Incentive Plan”).  Under the Incentive Plan, Mr. Clossin will be eligible to earn Annual Cash Incentive Awards of up to 50% of his base compensation beginning January 1, 2014 and will be eligible to receive Annual Stock Option and Restricted Stock awards as determined by WesBanco’s Compensation Committee each year.  Mr. Clossin will also be eligible to receive a $100,000 housing relocation and loss mitigation expense reimbursement on the sale of his existing personal residence, provided such sale occurs, or such relocation is consummated on or before the first anniversary of the Agreement.

If Mr. Clossin’s employment is terminated other than for cause, death or mutual agreement, Mr. Clossin will be entitled to an amount equal to the greater of (i) six months of base salary at his then current base rate, or (ii) the base salary he would have received had he continued to be employed pursuant to the Agreement through the end of the term of the Agreement.  If Mr. Clossin’s employment is terminated due to death, his surviving spouse or, in lieu thereof, his estate, shall be entitled to an amount equal to six months of the base salary of his then current base rate.

The term of the Agreement commences November 4, 2013 and continues until April 24, 2014, unless otherwise terminated.  On April 24, 2014, it is expected that WesBanco and Mr. Clossin will enter into a new employment agreement for Mr. Clossin to assume the role of President and Chief Executive Officer of WesBanco and the Bank, succeeding Mr. Limbert.  In the event such new employment agreement is not extended to Mr. Clossin, Mr. Clossin will have the option to voluntarily terminate his employment effective as of such date and be entitled to a separation amount of $400,000.

In addition, Mr. Clossin will receive a signing bonus of 10,000 shares of WesBanco common stock issued under the Incentive Plan and pursuant to the terms and conditions of a Restricted Stock Agreement, effective November 4, 2013, by and between WesBanco and Mr. Clossin (the “Restricted Stock Agreement”).  The restricted stock will be forfeited in the event that Mr. Clossin’s employment with WesBanco is terminated for any reason prior to November 3, 2016, except for his death, disability or retirement; otherwise, the restricted stock will fully vest on such date.  The Restricted Stock Agreement also provides that restricted stock issued to Mr. Clossin may not be transferred by him in any manner prior to vesting.  Any dividend paid with respect to the restricted stock prior to vesting shall not be paid to Mr. Clossin and, instead, shall be converted into additional shares of restricted stock pursuant to the terms of the Restricted Stock Agreement.  Mr. Clossin will otherwise have all rights and privileges of holders of common stock of WesBanco with respect to such restricted stock.

The foregoing descriptions of the Agreement and the Restricted Stock Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of the Agreement and the Restricted Stock Agreement, copies of which are filed as Exhibits 10.1 and 10.2, respectively, to this Form 8-K, and are incorporated herein by reference.

The press release issued by WesBanco on October 24, 2013 announcing Mr. Limbert’s retirement and Mr. Clossin’s appointment is attached as Exhibit 99.1 to this report and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

d)
Exhibits:

10.1 -  Agreement, dated November 4, 2013, by and between WesBanco Bank, Inc., Todd F. Clossin and WesBanco, Inc.

10.2 -  Restricted Stock Agreement, dated November 4, 2013, by and between WesBanco, Inc. and Todd F. Clossin.

99.1 -  Press release of WesBanco issued October 24, 2013.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WesBanco, Inc.
(Registrant)

Date: October 24, 2013	/s/ Robert H. Young
Robert H. Young
Executive Vice President and Chief Financial Officer